Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of this 9th day of February, 2004, by and between The Kansas City Southern Railway Company, a Missouri corporation (“Railway”), Kansas City Southern, a Delaware corporation (“KCS”) and Mark W. Osterberg, an individual (“Executive”).

WHEREAS, Executive has been offered employment by Railway, and Railway, KCS and Executive desire for Railway to continue to employ Executive on the terms and conditions set forth in this Agreement and to provide an incentive to Executive to remain in the employ of Railway hereafter, particularly in the event of any change in control (as herein defined) of KCS, or Railway, thereby establishing and preserving continuity of management of Railway.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between Railway, KCS and Executive as follows:

1.    Employment. Railway hereby employs Executive as its Vice President & Comptroller to serve at the pleasure of the Board of Directors of Railway (the “Railway Board”) and to have such duties, powers and responsibilities as may be prescribed or delegated from time to time by the President or other officer to whom Executive reports, subject to the powers vested in the Railway Board and in the stockholders of Railway. Executive shall faithfully perform his duties under this Agreement to the best of his ability and shall devote substantially all of his working time and efforts to the business and affairs of Railway and its affiliates.

2.    Compensation.

(a)    Base Compensation. Railway shall pay Executive as compensation for his services hereunder an annual base salary at the rate approved by the Railway’s Compensation Committee. Such rate shall not be reduced except as agreed by the parties or except as part of a general salary reduction program imposed by Railway for non-union employees and applicable to all officers of Railway, not related to a Change of Control.

3.    Benefits. During the period of his employment hereunder, Railway shall provide Executive with coverage under such benefit plans and programs as are made generally available to similarly situated employees of Railway, provided (a) Railway shall have no obligation with respect to any plan or program if Executive is not eligible for coverage thereunder, and (b) Executive acknowledges that stock options and other stock and equity participation awards are granted in the discretion of the Railway Board or the Compensation Committee of the Railway Board and that Executive has no right to receive stock options or other equity participation awards or any particular number or level of stock options or other awards. In determining contributions, coverage and benefits under any disability insurance policy and under any cash compensation-based plan provided to Executive by Railway, it shall be assumed that the value of Executive’s annual compensation, pursuant to this Agreement, is 145% of Executive’s annual base salary. Executive acknowledges that all rights and benefits under benefit plans and programs shall be governed by the official text of each plan or program and not by any summary or description thereof or any provision of this Agreement (except to the extent that this Agreement expressly modifies such benefit plans or programs) and that neither KCS, nor Railway is under any obligation to continue in effect or to fund any such plan or program, except as provided in Paragraph 7 hereof.

4.    Term and Termination.

The “Term” of this Agreement shall begin on the date first written above and continue until terminated as provided in (a) through (d) of this Section 4.

(a)    Termination by Executive. Executive may terminate this Agreement and his employment hereunder by providing at least thirty (30) days advance written notice to Railway, except that in the event of any material breach of this Agreement by Railway, Executive may terminate this Agreement and his employment hereunder immediately upon notice to Railway.

(b)    Death or Disability. This Agreement and Executive’s employment hereunder shall terminate automatically on the death or disability of Executive, except to the extent employment is continued under Railway’s disability plan. For purposes of this

Agreement, Executive shall be deemed to be disabled if he qualifies for disability benefits under Railway’s long-term disability plan.

(c)    Termination by Railway For Cause. Railway may terminate this Agreement and Executive’s employment “for cause” immediately upon notice to Executive. For purposes of this Agreement (except for Paragraph 7), termination “for cause” shall mean termination based upon any one or more of the following:

(i)    Any material breach of this Agreement by Executive;

(ii)    Executive’s dishonesty involving Railway, KCS, or any subsidiary of Railway or KCS;

(iii)    Gross negligence or willful misconduct in the performance of Executive’s duties as determined in good faith by the Railway Board;

(iv)    Executive’s failure to substantially perform his duties and responsibilities hereunder, including without limitation Executive’s willful failure to follow reasonable instructions of the President or other officer to whom Executive reports;

(v)    Executive’s breach of an express employment policy of Railway or its affiliates;

(vi)    Executive’s fraud or criminal activity;

(vii)    Embezzlement or misappropriation by Executive; or

(viii)    Executive’s breach of his fiduciary duty to Railway, or KCS, or their affiliates.

(d)    Termination by Railway Other Than For Cause.

(i)    Railway may terminate this Agreement and Executive’s employment other than for cause immediately upon notice to Executive, and in such event, Railway shall provide severance benefits to Executive in accordance with Paragraph 4(d)(ii) below. Executive acknowledges and agrees that such severance benefits constitute the exclusive remedy of Executive upon termination of employment other than for cause. Notwithstanding any other provision of this Agreement, as a condition to receiving such severance benefits, Executive shall execute a full release of claims in favor of Railway and KCS and their affiliates in the form Attached hereto as Appendix A.

(ii) Unless the provisions of Paragraph 7 of this Agreement are applicable, if Executive’s employment is terminated under Paragraph 4(d)(i), Railway shall continue, for a period of one (1) year following such termination, (a) to pay to Executive as severance pay a monthly amount equal to one-twelfth (1/12th) of the annual base salary referenced in Paragraph 2(a) above, at the rate in effect immediately prior to termination, and, (b) to reimburse Executive for the cost (including state and federal income taxes payable with respect to this reimbursement) of continuing the health insurance coverage provided pursuant to this Agreement or obtaining health insurance coverage comparable to the health insurance provided pursuant to this Agreement, and obtaining coverage comparable to the life insurance provided pursuant to this Agreement, unless Executive is provided comparable health or life insurance coverage in connection with other employment. The foregoing obligations of Railway shall continue until the end of such one (1) year period notwithstanding the death or disability of Executive during said period (except, in the event of death, the obligation to reimburse Executive for the cost of life insurance shall not continue). In the year in which termination of employment occurs, Executive shall be eligible to receive benefits under the Railway Incentive Compensation Plan and any Executive Plan in which Executive participates (the “Executive Plan”) (if such Plans then are in existence and Executive was entitled to participate immediately prior to termination) in accordance with the provisions of such plans then applicable, and severance pay received in such year shall be taken into account for the purpose of determining benefits, if any, under the Railway Incentive Compensation Plan but not under the Executive Plan. After the year in which termination occurs, Executive shall not be entitled to accrue or receive benefits under the Railway Incentive Compensation Plan or the Executive Plan with respect to the severance pay provided herein, notwithstanding that benefits under such plan there are still generally available to executive employees of Railway. After termination of employment, Executive shall not be entitled to accrue or receive benefits under any other employee benefit plan or program, except that Executive shall be entitled to participate in the KCS Section 401(k) and Profit Sharing Plan and the KCS Employee Stock Ownership Plan (if Railway employees then still participate in such plans) in the year of termination of employment only if Executive meets all requirements of such plans for participation in such year.

5.    Confidentiality and Non-Disclosure.

(a)    Executive understands and agrees that he will be given Confidential Information (as defined below) during his employment with Railway relating to the business of Railway, KCS and/or their affiliates, in exchange for his agreement herein. Executive hereby expressly agrees to maintain in strictest confidence and not to use in any way (including without limitation in any future business relationship of Executive), publish, disclose or authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of Railway, KCS and/or their affiliates. Executive agrees further not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of Railway, KCS and/or their affiliates, and to return, prior to Executive’s termination of employment for any reason, any such information in Executive’s possession. If Executive discovers, or comes into possession of, any such information after his termination he shall promptly return it to Railway. Executive acknowledges that the provisions of this paragraph are consistent with Railway’s policies and procedures to which Executive, as an employee of Railway, is bound.

(b)    For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by Railway, KCS or their affiliates or customers, and: (i) is proprietary to, about, or created by Railway, KCS or their affiliates or customers; (ii) gives Railway, KCS or their affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of Railway, KCS or their affiliates or customers; and (iii) is not typically disclosed by Railway, KCS or their affiliates or customers, or known by persons who are not employed by Railway, KCS or their affiliates or customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include: information pertaining to Railway’s, KCS’s or their affiliates’ business operations such as financial and operational information and data, operational plans and strategies, business and marketing strategies, pricing information, plans for various products and services, and acquisition and divestiture planning.

(c)    In the event of any breach of this Paragraph 5 by Executive, Railway shall be entitled to terminate any and all remaining severance benefits under Paragraph 4(d)(ii) and shall be entitled to pursue such other legal and equitable remedies as may be available. Executive acknowledges, understands and agrees that Railway, KCS and/or their affiliates will suffer immediate and irreparable harm if Executive fails to comply with any of his obligations under Paragraph 5 of this Agreement, and that monetary damages alone will be inadequate to compensate Railway, KCS or their affiliates for such breach. Accordingly, Executive agrees that Railway, KCS and/or their affiliates shall, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of Paragraph 5 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

6.    Duties Upon Termination; Survival.

(a)    Duties. Upon termination of this Agreement by Railway or Executive for any reason, Executive shall immediately sign such written resignations from all positions as an officer, director or member of any committee or board of Railway and all direct and indirect subsidiaries and affiliates of Railway as may be requested by Railway and shall sign such other documents and papers relating to Executive’s employment, benefits and benefit plans as Railway may reasonably request.

(b)    Survival. The provisions of Paragraphs 5, 6(a) and 7 of this Agreement shall survive any termination of this Agreement by Railway or Executive, and the provisions of Paragraph 4(d)(ii) shall survive any termination of this Agreement by Railway under Paragraph 4(d)(i).

7.    Continuation of Employment Upon Change in Control.

(a)    Continuation of Employment. Subject to the terms and conditions of this Paragraph 7, in the event of a Change in Control (as defined in Paragraph 7(d)) at any time during the term of this Agreement, Executive agrees to remain in the employ of Railway for a period of three years (the “Three Year Period”) from the date of such Change in Control (the “Control Change Date”). Railway agrees to continue to employ Executive for the Three Year Period. During the Three Year Period, (i) the Executive’s position (including offices, titles, reporting requirements and responsibilities), authority and duties shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 12 month period immediately before the Control Change Date and (ii) the Executive’s services shall be performed at the location where Executive was employed immediately before the Control Change Date or at any other location less than 40 miles from such former location. During the Three Year Period, Railway shall continue to pay to Executive an annual base salary on the same basis and at the same intervals as in effect prior to the Control Change Date at a rate not less than 12 times the highest monthly base salary paid or payable to the Executive by Railway in respect of the 12-month period immediately before the Control Change Date.

(b)    Benefits. During the Three-Year Period, Executive shall be entitled to participate, on the basis of his executive position, in each of the following KCS, or Railway plans (together, the “Specified Benefits”) in existence, and in accordance with the terms thereof, at the Control Change Date:

(i)    any benefit plan, and trust fund associated therewith, related to: (A) life, health, dental, disability, accidental death and dismemberment insurance or accrued but unpaid vacation time; (B) profit sharing, thrift or deferred savings (including deferred compensation, such as under Sec. 401(k) plans); (C) retirement or pension benefits; (D) ERISA excess benefits and similar plans and (E) tax favored employee stock ownership (such as under ESOP, and Employee Stock Purchase programs); and

(ii)    any other benefit plans hereafter made generally available to executives of Executive’s level or to the employees of Railway generally.

In addition, Railway and KCS shall use their best efforts to cause all outstanding options held by Executive under any stock option plan of KCS or its affiliates to become immediately exercisable on the Control Change Date and to the extent that such options are not vested and are subsequently forfeited, the Executive shall receive a lump-sum cash payment within 5 days after the options are forfeited equal to the difference between the fair market value of the shares of stock subject to the non-vested, forfeited options determined as of the date such options are forfeited and the exercise price for such options. During the Three-Year Period Executive shall be entitled to participate, on the basis of his executive position, in any incentive compensation plan of KCS, or Railway in accordance with the terms thereof at the Control Change Date; provided that if under KCS, or Railway programs or Executive’s Employment Agreement in existence immediately prior to the Control Change Date, there are written limitations on participation for a designated time period in any incentive compensation plan, such limitations shall continue after the Control Change Date to the extent so provided for prior to the Control Change Date.

If the amount of contributions or benefits with respect to the Specified Benefits or any incentive compensation is determined on a discretionary basis under the terms of the Specified Benefits or any incentive compensation plan immediately prior to the Control Change Date, the amount of such contributions or benefits during the Three Year Period for each of the Specified Benefits shall not be less than the average annual contributions or benefits for each Specified Benefit for the three plan years ending prior to the Control Change Date and, in the case of any incentive compensation plan, the amount of the incentive compensation during the Three Year Period shall not be less than 75% of the maximum that could have been paid to the Executive under the terms of the incentive compensation plan.

(c)    Payment. With respect to any plan or agreement under which Executive would be entitled at the Control Change Date to receive Specified Benefits or incentive compensation as a general obligation of Railway which has not been separately funded (including specifically, but not limited to, those referred to under Paragraph 7(b)(i)(D) above), Executive shall receive within five (5) days after such date full payment in cash (discounted to the then present value on the basis of a rate of seven percent (7%) per annum) of all amounts to which he is then entitled thereunder.

(d)    Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i)    for any reason at any time less than seventy-five percent (75%) of the members of the KCS Board shall be individuals who fall into any of the following categories: (A) individuals who were members of the KCS Board on the date of the Agreement; or (B) individuals whose election, or nomination for election by KCS’s stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the KCS Board then still in office who were members of the KCS Board on the date of the Agreement; or (C) individuals whose election, or nomination for election, by KCS’s stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the KCS Board then still in office who were elected in the manner described in (A) or (B) above, or

(ii)    any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than KCS shall have become after September 18, 1997, according to a public announcement or filing, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Railway or KCS representing thirty percent (30%) (or, with respect to Paragraph 7(c) hereof, 40%) or more (calculated in accordance with Rule 13d-3) of the combined voting power of Railway’s or KCS’s then outstanding voting securities; or

(iii)    the stockholders of Railway or KCS shall have approved a merger, consolidation or dissolution of Railway or KCS or a sale, lease, exchange or disposition of all or substantially all of Railway’s or KCS’s assets, if persons who were the beneficial owners of the combined voting power of Railway’s or KCS’s voting securities immediately before any such merger, consolidation, dissolution, sale, lease, exchange or disposition do not immediately thereafter, beneficially own, directly or indirectly, in substantially the same proportions, more than 60% of the combined voting power of any corporation or other entity resulting from any such transaction.

(e)    Termination After Control Change Date. Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, Railway may terminate the employment of Executive (the “Termination”), but unless such Termination is for Cause as defined in subparagraph (g) or for disability, within five (5) days of the Termination Railway shall pay to Executive his full base salary through the Termination, to the extent not theretofore paid, plus a lump sum amount (the “Special Severance Payment”) equal to the product (discounted to the then present value on the basis of a rate of seven percent (7%) per annum) of (i) 160% of his annual base salary specified in Paragraph 7(a) multiplied by (ii) Two; and Specified Benefits (excluding any incentive compensation) to which Executive was entitled immediately prior to Termination shall continue until the end of the 3-year period (“Benefits Period”) beginning on the date of Termination. If any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Executive after Termination, then Railway shall pay to Executive within five (5) days after

Termination a lump sum payment equal to the amount of Specified Benefits Executive would have received under such plan if Executive had been fully vested in the average annual contributions or benefits in effect for the three plan years ending prior to the Control Change Date (regardless of any limitations based on the earnings or performance of KCS, or Railway) and a continuing participant in such plan to the end of the Benefits Period. Following the end of the Benefits Period, Railway shall continue to provide to the Executive and the Executive’s family the following benefits (“Post-Period Benefits”): (1) prior to the Executive’s attainment of age sixty (60), health, prescription and dental benefits equivalent to those then applicable to active peer executives of Railway) and their families, as the same may be modified from time to time, and (2) following the Executive’s attainment of age sixty (60) (and without regard to the Executive’s period of service with Railway) health and prescription benefits equivalent to those then applicable to retired peer executives of Railway and their families immediately prior to the Change of Control. The cost to the Executive of such Post-Period Benefits shall not exceed the cost of such benefits to active or retired (as applicable) peer executives immediately prior to the Change of Control. Notwithstanding the preceding two sentences of this Paragraph 7(e), if the Executive is covered under any health, prescription or dental plan provided by a subsequent employer, then the corresponding type of plan coverage (i.e., health, prescription or dental), required to be provided as Post-Period Benefits under this Paragraph 7(e) shall cease. The Executive’s rights under this Paragraph 7(e) shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including without limitation continuation coverage required by Section 4980 of the Code. Nothing in this Paragraph 7(e) shall be deemed to limit in any manner the reserved right of Railway, in its sole and absolute discretion, to at any time amend, modify or terminate health, prescription or dental benefits for active or retired employees generally.

(f)    Resignation After Control Change Date. In the event of a Change in Control as defined in Paragraph 7(d), thereafter, upon good reason (as defined below), Executive may, at any time during the three-year period following the Change in Control, in his sole discretion, on not less than thirty (30) days’ written notice (the “Notice of Resignation”) to the Secretary of Railway and effective at the end of such notice period, resign his employment with Railway (the “Resignation”). Within five (5) days of such a Resignation, Railway shall pay to Executive his full base salary through the effective date of such Resignation, to the extent not theretofore paid, plus a lump sum amount equal to the Special Severance Payment (computed as provided in the first sentence of Paragraph 7(e), except that for purposes of such computation all references to “Termination” shall be deemed to be references to “Resignation”). Upon Resignation of Executive, Specified Benefits to which Executive was entitled immediately prior to Resignation shall continue on the same terms and conditions as provided in Paragraph 7(e) in the case of Termination (including equivalent payments provided for therein), and Post-Period Benefits shall be provided on the same terms and conditions as provided in Paragraph 7(e) in the case of Termination. For purposes of this Agreement, “good reason” means any of the following:

(i) the assignment of the Executive of any duties inconsistent in any respect with the Executive’s position (including offices, titles, reporting requirements or responsibilities), authority or duties as contemplated by Section 7(a)(i), or any other action by Railway which results in a diminution or other material adverse change in such position, authority or duties;

(ii) any failure by Railway to comply with any of the provisions of Paragraph 7;

(iii) Railway’s requiring the Executive to be based at any office or location other than the location described in Section 7(a)(ii);

(iv) any other material adverse change to the terms and conditions of the Executive’s employment; or

(v) any purported termination by Railway of the Executive’s employment other than as expressly permitted by this Agreement (any such purported termination shall not be effective for any other purpose under this Agreement).

A passage of time prior to delivery of the Notice of Resignation or a failure by the Executive to include in the Notice of Resignation any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing rights under this Agreement.

(g) Termination for Cause After Control Change Date. Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, Executive may be terminated by Railway “for cause.” Cause means commission by the Executive of any felony or willful breach of duty by the Executive in the course of the Executive’s employment; except that Cause shall not mean:

(i) bad judgment or negligence;

(ii) any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of Railway (without intent of the Executive to gain, directly or indirectly, a profit to which the Executive was not legally entitled);

(iii) any act or omission with respect to which a determination could properly have been made by the Railway Board that the Executive met the applicable standard of conduct for indemnification or reimbursement under Railway’s by-laws, any applicable indemnification agreement, or applicable law, in each case in effect at the time of such act or omission; or

(iv) any act or omission with respect to which Notice of Termination of the Executive is given, more than 12 months after the earliest date on which any member of the Railway Board, not a party to the act or omission, knew or should have known of such act or omission.

Any Termination of the Executive’s employment by Railway for Cause shall be communicated to the Executive by Notice of Termination.

(h) Gross-up for Certain Taxes. If it is determined (by the reasonable computation of Railway’s independent auditors, which determinations shall be certified to by such auditors and set forth in a written certificate (“Certificate”) delivered to the Executive) that any benefit received or deemed received by the Executive from Railway, or KCS pursuant to this Agreement or otherwise (collectively, the “Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, “Excise Taxes”), then Railway shall, immediately after such determination, pay the Executive an amount (the “Gross-up Payment”) equal to the product of:

(i) the amount of such Excise Taxes; multiplied by

(ii) the Gross-up Multiple (as defined in Paragraph 7(k)).

The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by the Executive with respect to the Gross-up Payment.

Railway shall cause the preparation and delivery to the Executive of a Certificate upon request at any time. Railway shall, in addition to complying with this Paragraph 7(h), cause all determinations and certifications under Paragraphs 7(h)-(o) to be made as soon as reasonably possible and in adequate time to permit the Executive to prepare and file the Executive’s individual tax returns on a timely basis.

(i) Determination by the Executive.

(i) If Railway shall fail to: (A) deliver a Certificate to the Executive or (B) pay to the Executive the amount of the Gross-up Payment, if any, within 14 days after receipt from the Executive of a written request for a Certificate, or if at any time following receipt of a Certificate the Executive disputes the amount of the Gross-up Payment set forth therein, the Executive may elect to demand the payment of the amount which the Executive, in accordance with an opinion of counsel to the Executive (“Executive Counsel Opinion”), determines to be the Gross-up Payment. Any such demand by the Executive shall be made by delivery to Railway of a written notice which specifies the Gross-up Payment determined by the Executive and an Executive Counsel Opinion regarding such Gross-up Payment (such written notice and opinion collectively, the “Executive’s Determination”). Within 14 days after delivery of the Executive’s Determination to Railway, Railway shall either: (A) pay the Executive the Gross-up Payment set forth in the Executive’s Determination (less the portion of such amount, if any, previously paid to the Executive by Railway) or (B) deliver to the Executive a Certificate specifying the Gross-up Payment determined by Railway’s independent auditors, together with an opinion of Railway’s counsel (“Railway Counsel Opinion”), and pay the Executive the Gross-up Payment specified in such Certificate. If for any reason Railway fails to comply with clause (B) of the preceding sentence, the Gross-up Payment specified in the Executive’s Determination shall be controlling for all purposes.

(ii) If the Executive does not make a request for, and Railway does not deliver to the Executive, a Certificate, Railway shall, for purposes of Paragraph 7(j), be deemed to have determined that no Gross-up Payment is due.

(j) Additional Gross-up Amounts. If, despite the initial conclusion of Railway and/or the Executive that certain Payments are neither subject to Excise Taxes nor to be counted in determining whether other Payments are subject to Excise Taxes (any such item, a

“Non-Parachute Item”), it is later determined (pursuant to subsequently-enacted provisions of the Code, final regulations or published rulings of the IRS, final IRS determination or judgment of a court of competent jurisdiction or Railway’s independent auditors) that any of the Non-Parachute Items are subject to Excise Taxes, or are to be counted in determining whether any Payments are subject to Excise Taxes, with the result that the amount of Excise Taxes payable by the Executive is greater than the amount determined by Railway or the Executive pursuant to Paragraph 7(h) or Paragraph 7(i), as applicable, then Railway shall pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of:

(i)    the sum of (A) such additional Excise Taxes and (B) any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to Paragraph 7(h); multiplied by

(ii)    the Gross-up Multiple.

(k)    Gross-up Multiple. The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment; provided that, if such sum exceeds 0.8, it shall be deemed equal to 0.8 for purposes of this computation. (If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

(l)    Opinion of Counsel. “Executive Counsel Opinion” means a legal opinion of nationally recognized executive compensation counsel that there is a reasonable basis to support a conclusion that the Gross-up Payment determined by the Executive has been calculated in accord with this Paragraph 7 and applicable law. “Company Counsel Opinion” means a legal opinion of nationally recognized executive compensation counsel that (i) there is a reasonable basis to support a conclusion that the Gross-up Payment set forth in the Certificate of Railway’s independent auditors has been calculated in accord with this Paragraph 7 and applicable law, and (ii) there is no reasonable basis for the calculation of the Gross-up Payment determined by the Executive.

(m)    Amount Increased or Contested. The Executive shall notify Railway in writing of any claim by the IRS or other taxing authority that, if successful, would require the payment by Railway of a Gross-up Payment. Such notice shall include the nature of such claim and the date on which such claim is due to be paid. The Executive shall give such notice as soon as practicable, but no later than 10 business days, after the Executive first obtains actual knowledge of such claim; provided, however, that any failure to give or delay in giving such notice shall affect Railway’s obligations under this Paragraph 7 only if and to the extent that such failure results in actual prejudice to Railway. The Executive shall not pay such claim less than 30 days after the Executive gives such notice to Railway (or, if sooner, the date on which payment of such claim is due). If Railway notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:

(i)    give Railway any information that it reasonably requests relating to such claim;

(ii)    take such action in connection with contesting such claim as Railway reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Railway;

(iii)    cooperate with Railway in good faith to contest such claim; and

(iv)    permit Railway to participate in any proceedings relating to such claim; provided, however, that Railway shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing, Railway shall control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Railway shall determine; provided, however, that if Railway directs the Executive to pay such claim and sue for a refund, Railway shall advance the amount of such payment to the Executive, on are interest-free basis and shall indemnify the Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest or penalties, imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Railway’s control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

(n)    Refunds. If, after the receipt by the Executive of an amount advanced by Railway pursuant to Paragraph 7(m), the Executive receives any refund with respect to such claim, the Executive shall (subject to Railway’s complying with the requirements of Paragraph 7(m)) promptly pay Railway the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Railway pursuant to Paragraph 7(m), a determination is made that the Executive shall not be entitled to a full refund with respect to such claim and Railway does not notify the Executive in writing of its intent to contest such determination before the expiration of 30 days after such determination, then the applicable part of such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid. Any contest of a denial of refund shall be controlled by Paragraph 7(m).

(o)    Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Executive to protect, enforce or secure rights or benefits claimed by Executive hereunder, Railway shall pay (promptly upon demand by Executive accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys’ fees) incurred by Executive in connection with such dispute, without regard to whether Executive prevails in such dispute except that Executive shall repay Railway any amounts so received if a court having jurisdiction shall make a final, nonappealable determination that Executive acted frivolously or in bad faith by such dispute. To assure Executive that adequate funds will be made available to discharge Railway’s obligations set forth in the preceding sentence, Railway has established a trust and upon the occurrence of a Change in Control shall promptly deliver to the trustee of such trust to hold in accordance with the terms and conditions thereof that sum which the Railway Board shall have determined is reasonably sufficient for such purpose.

(p)    Prevailing Provisions. On and after the Control Change Date, the provisions of this Paragraph 7 shall control and take precedence over any other provisions of this Agreement which are in conflict with or address the same or a similar subject matter as the provisions of this Paragraph 7.

8.    Mitigation and Other Employment. After a termination of Executive’s employment pursuant to Paragraph 4(d)(i) or a Change in Control as defined in Paragraph 7(d), Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and except as otherwise specifically provided in Paragraph 4(d)(ii) with respect to health and life insurance and in Paragraph 7(e) with respect to health, prescription and dental benefits, no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Executive is entitled hereunder. Such amounts or benefits payable to Executive under this Agreement shall not be treated as damages but as severance compensation to which Executive is entitled because Executive’s employment has been terminated.

9.    KCS Not An Obligor. Notwithstanding that KCS has executed this Agreement, it shall have no obligation for the payment of salary, benefits, or other compensation hereunder, and all such obligations shall be the sole responsibility of Railway.

10.    Notice. Notices and all other communications to either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by facsimile or deposited in the United States mail by certified or registered mail, postage prepaid, addressed, in the case of Railway or KCS, to Railway or KCS at 427 West 12th Street, Kansas City, Missouri 64105, Attention: Secretary, or, in the case of the Executive, to him at 427 West 12th Street, Kansas Cty, Missouri, 64105, or to such other address as a party shall designate by notice to the other party.

11.    Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by Executive, the President of Railway and the President of KCS. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

12.    Successors in Interest. The rights and obligations of KCS and Railway under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of KCS and Railway, regardless of the manner in which such successors or assigns shall succeed to the interest of KCS or Railway hereunder, and this Agreement shall not be terminated by the voluntary or involuntary dissolution of KCS or Railway or by any merger or consolidation or acquisition involving KCS or Railway, or upon any transfer of all or substantially all of KCS’s or Railway’s assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred. Neither this Agreement nor any of the payments or benefits hereunder may be pledged, assigned or transferred by Executive either in whole or in part in any manner, without the prior written consent of Railway.

13.    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

14.    Controlling Law and Jurisdiction. The validity, interpretation and performance of this Agreement shall be subject to and construed under the laws of the State of Missouri, without regard to principles of conflicts of law.

15.    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and terminates and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the terms of Executive’s employment or severance arrangements.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement as of the 9th day of February 2004.

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By:	/s/ Michael R. Haverty

Michael R. Haverty, Chairman, President, & CEO

KANSAS CITY SOUTHERN

By:	/s/ Michael R. Haverty

Michael R. Haverty, Chairman, President, & CEO

EXECUTIVE

By:	/s/ Mark W. Osterberg

Mark W. Osterberg

Appendix A

WAIVER AND RELEASE

In consideration of the benefits described in the Employment Agreement, I do hereby fully waive all claims and release The Kansas City Southern Railway Company (KCSR), and its affiliates, parents, subsidiaries, successors, assigns, directors and officers, fiduciaries, employees and agents, as well as any employee benefit plans from liability and damages related in any way to any claim I may have against or KCSR. This waiver and release includes, but is not limited to all claims, causes of action and rights under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866; the American with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Federal Employers Liability Act; the Railway Labor Act, including bumping rights, rights to file a grievance, rights to a hearing (whether before any company official, any system, group, regional or special adjustment board, the National Railroad Adjustment Board, or any other entity), and any rights to arbitration thereunder; the Missouri Human Rights Act, the Kansas Act Against Discrimination, the Kansas and Missouri Workers’ Compensation acts, and all local state and federal statutes and regulations; all claims arising from labor protective conditions imposed by the Interstate Commerce Commission or the Surface Transportation Board; all any KCSR incentive or benefit plan or program, and any rights under any collective bargaining agreement, including seniority rights, bumping rights and reinstatement rights, rights to file or assert a grievance or other complaint, rights to a hearing, or rights to arbitration under such agreement; and all rights under common law such as breach of contract, tort or personal injury of any sort.

I understand that this Agreement and Release also precludes me from recovering any relief as a result of any lawsuit, grievance or claims brought on my behalf and arising out of my employment or resignation of, or separation from employment, provided that nothing in this Agreement and this Release may affect my entitlement, if any, to workers’ compensation or unemployment compensation. Additionally, nothing in this Agreement and Release prohibits me from communications with, filing a complaint with, or full cooperation in the investigations of, any governmental agency on matters within their jurisdictions. However, as stated above, this Agreement and Release does prohibit me from recovering any relief, including monetary relief, as a result of such activities.

If any term, provision, covenant, or restriction of this Agreement and Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement and Release and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. I understand and agree that, in the event of breach by me of any of the terms and conditions of this Agreement and Release, the Railway will be entitled to recover all costs and expenses as a result of my breach, including but not limited to, reasonable attorneys’ fees and costs.

I have read this Agreement and Release and I understand all of its terms. I enter into and sign this Agreement and Release knowingly and voluntarily, with full knowledge of what it means.

/s/ Mark W. Osterberg

Employee Signature	Date

Mark W. Osterberg

Employee Name (Please Print)	Social Security Number

21